Exhibit 99.1
FOR IMMEDIATE RELEASE
ENNIS, INC. REPORTS RESULTS
FOR THE THREE AND SIX MONTHS ENDED AUGUST 31, 2010
     Midlothian, September 20, 2010 — Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the three and six months ended August 31, 2010.
Highlights
•	Consolidated revenues for the six months ended August 31, 2010 were $283.8 million compared to $268.6 million for the same period ended last year, an increase of $15.2 million or 5.7%.

•	Consolidated gross profit margins increased 400 basis points (“bps”) over the comparable six month period last year.

•	Diluted earnings per share increased from $0.63 per share for the same period last year to $0.97 for the current period, or an increase of 54.0%.
Financial Overview
     For the quarter, consolidated net sales increased by $5.2 million, or 3.8%, from $137.8 million for the quarter ended August 31, 2009 to $143.0 million for the quarter ended August 31, 2010. Print sales for the quarter were $69.1 million, compared to $73.9 million for the same quarter last year, or a decrease of 6.5%. Apparel sales for the quarter were $73.9 million, compared to $63.9 million for the same quarter last year, or an increase of 15.6%. Overall gross profit margins (“margins”) increased from 26.0% to 27.8% for the quarters ended August 31, 2009 and August 31, 2010, respectively. Print margins decreased from 28.7% to 28.2%, and Apparel margins increased from 22.9% to 27.4%, for the quarters ended August 31, 2009 and August 31, 2010, respectively. Net earnings, for the quarter, increased from $9.5 million, or 6.9% of sales, for the quarter ended August 31, 2009 to $12.1 million, or 8.5% of sales, for the quarter ended August 31, 2010. Diluted EPS increased from $0.37 per share to $0.47 per share for the quarters ended August 31, 2009 and August 31, 2010, respectively.
     For the six month period, net sales increased from $268.6 million for the six months ended August 31, 2009 to $283.8 million for the six months ended August 31, 2010, or 5.7%. Print sales for the period were $136.9 million, compared to $145.6 million for the same period last year, or a decrease of 6.0%. Apparel sales for the period were $146.8 million, compared to $123.0 million for the same period last year, or an increase of 19.4%. Print margins increased from 27.5% to 29.2%, while Apparel margins increased from 21.7% to 28.5%, for the six months ended August 31, 2009 and 2010, respectively. Net earnings, for the period, increased from $16.2 million, or 6.0% of sales, for the six months ended August

31, 2009 to $25.2 million, or 8.9% of sales, for the six months ended August 31, 2010. Diluted earnings increased from $0.63 per share to $0.97 per share for the six months ended August 31, 2009 and 2010, respectively.
     The Company, during the quarter, generated $22.2 million of EBITDA (earnings before interest, taxes, depreciation, and amortization) compared to $18.8 million for the comparable quarter last year. For the six month period ended August 31, 2010, the Company generated $46.0 million of EBITDA during the period, compared to $33.1 million for the comparable period last year.

	Three months ended		Six months ended
	August 31,		August 31,
	2010	2009	2010	2009

Earnings before income taxes	$19,100	$15,152	$39,636	$25,684
Interest expense	321	725	758	1,420
Depreciation/amortization	2,793	2,965	5,569	6,035

EBITDA (non-GAAP)	$22,214	$18,842	$45,963	$33,139

     Keith Walters, Chairman, Chief Executive Officer and President, commented by saying, “We continued to be pleased with the operational results this year. Operationally, both sectors continue to be able to increase or hold their margins when compared to prior comparable periods. Print margins continue to run ahead of last year and our Apparel margins are up 680 bps over the prior year, even while fighting the negative head winds of higher paper and cotton prices. Our Apparel sector continued to show strong sales growth during the quarter as well, with sales being up 15.6% for the quarter. We continue to be concerned with current cotton pricing which continues to be extremely high. Also, paper pricing continues to be volatile. Our ability to continue to manage these costs increases continues to be unknown and is dependent upon the economic recovery, outside market factors and the actions of our competitors. The construction of our new apparel manufacturing facility in Agua Prieta, Mexico continues to progress and we expect operations to begin at this facility over the next couple of quarters. We continue to look forward to the start-up of this new facility and the potential cost savings, once fully operational. So while much has been accomplished so far this fiscal year, many challenges remain for fiscal year 2011. As always, we will continue to remain vigilant to the task at hand.”
About Ennis
Ennis, Inc. (www.ennis.com) is primarily engaged in the production of and sale of business forms, apparel and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has production and distribution facilities strategically located throughout the United States of America, Mexico and Canada, to serve the Company’s national network of distributors. The Company, together with its subsidiaries, operates in two business segments: the Print Segment (“Print”) and Apparel Segment (“Apparel”). The Print Segment is primarily engaged in the business of manufacturing and selling business forms, other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, secure and negotiable documents, envelopes and other custom products. The Apparel Segment manufactures T-Shirts and distributes T-Shirts and other active-wear apparel through six distribution centers located throughout North America.

Safe Harbor Under The Private Securities Litigation Reform Act of 1995
Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment, the Company’s ability to adapt and expand its services in such an environment, the variability in the prices of paper and other raw materials. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission. The Company undertakes no obligation to revise any forward-looking statements or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.
For Further Information Contact:
Mr. Keith Walters, Chairman, Chief Executive Officer and President
Mr. Richard L. Travis, Jr., Chief Financial Officer
Mr. Michael Magill, Executive Vice President
Ennis, Inc.
2441 Presidential Parkway
Midlothian, Texas 76065
Phone: (972) 775-9801
Fax: (972) 775-9820
www.ennis.com

Ennis, Inc.
Condensed Financial Information
(In thousands, except per share amounts)

	Three months ended		Six months ended
	August 31,		August 31,
	2010	2009	2010	2009
Condensed Operating Results
Revenues	$143,034	$137,767	$283,775	$268,597
Cost of goods sold	103,326	101,945	201,887	201,791

Gross profit margin	39,708	35,822	81,888	66,806
Operating expenses	20,276	19,951	41,523	39,408

Operating income	19,432	15,871	40,365	27,398
Other expense	332	719	729	1,714

Earnings before income taxes	19,100	15,152	39,636	25,684
Income tax expense	6,971	5,606	14,467	9,503

Net earnings	$12,129	$9,546	$25,169	$16,181

Earnings per share
Basic	$0.47	$0.37	$0.97	$0.63

Diluted	$0.47	$0.37	$0.97	$0.63

	August 31,	February 28,
Condensed Balance Sheet Information	2010	2010
Assets

Current assets
Cash	$16,993	$21,063
Accounts receivable, net	55,793	57,249
Inventories, net	83,936	75,137
Other	9,750	12,990

	166,472	166,439

Property, plant & equipment	85,158	65,720
Other	199,020	200,540

	$450,650	$432,699

Liabilities and Shareholders’ Equity

Current liabilities
Accounts payable	$24,173	$27,463
Accrued expenses	26,247	22,338

	50,420	49,801

Long-term debt	41,272	41,817
Deferred credits	28,114	27,821

Total liabilities	119,806	119,439

Shareholders’ equity	330,844	313,260

	$450,650	$432,699

	Six months ended
	August 31,
Condensed Cash Flow Information	2010	2009
Cash provided by operating activities	$27,507	$49,974
Cash used in investing activities	(23,238)	(5,792)
Cash used in financing activities	(8,024)	(32,534)
Effect of exchange rates on cash	(315)	210

Change in cash	(4,070)	11,858
Cash at beginning of period	21,063	9,286

Cash at end of period	$16,993	$21,144